Appendix B:  Affiliated Broker/Dealers for Item 14

                             PFI BROKER/DEALERS

                                            FILE NO.   CRD NO.   DATE OF
                                                                REGISTRATION
Pruco Securities, LLC                       8-16402     5685     04/09/71
Prudential Equity Group, LLC                8-27154    07471     02/18/82
Prudential Investment Management
Services LLC                                8-36540    18353     10/30/86
American Skandia Marketing, Incorporated    8-39058    21570     07/15/99
Pru Global Securities, LLC                  8-66040   127733     12/19/03
Prudential Financial Derivatives, LLC*                           05/21/03
WACHOVIA SECURITIES FINANCIAL HOLDINGS, LLC BROKER/DEALERS - (HOLDING COMPANY)
Wachovia Securities, LLC                   8-37180    19616      05/30/03
Wachovia Securities Financial Network, LLC 8-28721    11025      03/12/03
First Clearing LLC                         8-35158    17344      03/12/03
Wexford Clearing Services LLC              8-48636    39310      11/15/95
09/08/2005
*Futures Commission Merchant as of 4/23/03, Notice Registered B/D (Limited Registration) as of 5/21/03. Changes: As of August 30, 2005, Prudential Investment Management, Inc. added two "doing business as" names: Prudential Investment Management - Fixed Income and Pramerica Investment Management - Fixed Income.


Guidelines revised 3/06